Exhibit 99.1

U.S. Shipping Partners L.P. Agrees to Acquire Double Hulled Product Tanker

Edison, NJ—July 8, 2005 – On July 5, 2005, U.S. Shipping Partners L.P. (the “Partnership”) agreed to acquire from Wilmington Trust Company (the “Trustee”) the motor vessel GUS W. DARNELL for an aggregate purchase price of $25 million.  The vessel is a Jones Act coastwise double hulled product tanker, built in 1985, capable of carrying approximately 240,000 barrels. The vessel was built for use by the Military Sealift Command of the U.S. Navy as part of a fleet of six vessels, which they have used primarily to deliver jet fuel to various locations in the world.  The transaction will be financed utilizing available cash and the Partnership’s existing credit facilities.

Upon delivery from the Trustee, expected to take place in September 2005, the vessel will be placed in drydock in Singapore for approximately 35 days and will be available for charter by November 2005.  The vessel will be renamed upon delivery.  This acquisition is expected to be accretive to the Partnership’s distributable cash flow per unit once the vessel is available for charter.  The transaction is subject to customary closing conditions, including satisfactory inspection of the vessel.

“This vessel’s acquisition will constitute an attractive addition to our fleet.  In addition to being double hulled and fully compliant with OPA 90 regulations, vessels in this size range are in high demand.  Market conditions are currently tight and we expect strong interest in chartering the vessel” said Paul Gridley, Chairman and Chief Executive Officer.

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade.  U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products.  For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC.

Contact:  Albert E. Bergeron, Chief Financial Officer 732-635-1500